Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-4 of our report dated May 1, 2014 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the ability of Variation Biotechnologies (US) Inc. (the “Company”) to continue as a going concern), relating to the financial statements of the Company (before the effects of the reverse merger (not presented therein)) appearing in the proxy statement/prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such proxy statement/prospectus.

/s/ Deloitte LLP

Chartered Professional Accountants
Licensed Public Accountants

Ottawa, Canada
December 23, 2015